                                 EXHIBIT 4.18


The Prudential           Prudential Capital Group
                         Suite 2525
                         1230 Peachtree Street, N.E.
                         Atlanta, GA  30309
                         404 881-4400  Fax: 404 881-4407

                                 March 6, 1995

Intermet Corporation
2859 Paces Ferry Road
Suite 1600
Atlanta, Georgia  30339

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of December 11, 1992, as amended (the "Agreement) between Intermet Corporation and The Prudential Insurance Company of America ("Prudential"). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Agreement.

1. Subject to the terms and conditions set forth herein, Prudential hereby agrees that (1) paragraph 6B(2)(2) is hereby amended and restated as of December 31, 1994 as follows:

          (2)  as of the last day of each fiscal quarter, Senior
     Debt to exceed the following percentage of Total
     Capitalization as at each fiscal quarter ending during the stated periods:

               Period                        Ratio
               ------                        -----

          Fourth Fiscal Quarter End 1994      51%
          First Fiscal Quarter End 1995       49%
          Second Fiscal Quarter End 1995      48%
          Third Fiscal Quarter End 1995
             and thereafter                   45%

and (ii) the items set forth on Exhibit A attached hereto and incorporated herein by reference were not incurred in the ordinary course of business and are therefore properly added to Consolidated Net Income (Loss) of the Company for the fourth fiscal quarter of 1994 in determining Consolidated EBITDAR; provided, however, that the nature of the items listed on Exhibit A shall not be dispositive of an appropriate determination of whether any future gain or loss is incurred in the ordinary course of business of the Company.
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Intermet Corporation
March 6, 1995
Page 2


2. This Amendment and Agreement shall be effective as of the date above written upon receipt of (i) executed counterparts hereof and (ii) a copy of a waiver and agreement to the Credit
Agreement in the form attached hereto as Exhibit B.

3. Except as expressly set forth herein, this Amendment and Agreement shall not be deemed to be a waiver or modification of any provisions of the Agreement and shall not preclude the future exercise of any right, power or privilege available to any holder of a Note.

4. This Amendment and Agreement may be signed in any number of counterparts each of which shall be an original and all of which together shall constitute one and same instrument.

     If you are in agreement with the foregoing, please sign each copy of this Amendment and Agreement and return two of them to Prudential, together with the documentation described in paragraph 2(ii) above.

                         Very truly yours,

                         THE PRUDENTIAL INSURANCE COMPANY
                           OF AMERICA



                         By: /s/ [UNREADABLE]
                             -------------------------------
                             Vice President

Agree to and accepted
this March 10, 1995

INTERMET CORPORATION

By: /s/ John D. Ernst
    --------------------
    title: V/P Finance